Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Second Quarter Financial Results

Saint Paul, Minn., July 29, 2008 — Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today record financial results for its second quarter ended June 30, 2008.

Net income for the quarter ended June 30, 2008 was $1.2 million ($0.30 per fully diluted share) compared to $702,000 ($0.18 per fully diluted share) for the same period in 2007. Net income for the first half of 2008 was $2.3 million ($0.57 per diluted share) compared to $1.3 million ($0.32 per diluted share) for the same period in 2007.

Revenue for the second quarter was $6.7 million compared to $3.0 million for the same period a year ago, while revenue for the first half of 2008 was $12.6 million compared to $5.7 million for the same period a year ago. Revenue from royalties increased 46% to $3.4 million from $2.3 million in the second quarter of 2007 and 36% to $6.3 million in the first half from $4.6 million in the first half of 2007, reflecting the continued success of our North American distributor, Econolite Control Products, Inc. (ECPI), in selling Autoscope® products in the United States and Canada. North American sales, which are sales of RTMS® in North America, were $1.9 million for the second quarter and $3.5 million for the first half of 2008. International sales, which include both Autoscope and RTMS sales outside of North America, were $1.4 million in the second quarter, a 96% increase over $736,000 in the same period in 2007, and $2.8 million in the first half, a 157% increase over $1.1 million in the same period of 2007. Sales of RTMS world-wide for the quarter were $2.4 million. We acquired the RTMS family of products in December 2007.

On a non-GAAP basis for the second quarter, excluding intangible asset amortization net of tax, net income increased 91% to $1.3 million ($0.34 per fully diluted share) and operating income increased 140% to $1.9 million as compared to the comparable quarter of 2007. On a non-GAAP basis for the first half, net income increased 101% to $2.5 million ($0.63 per fully diluted share) and operating income increased 150% to $3.6 million as compared to the same period of 2007.

Ken Aubrey, CEO, said, “We completed a strong first half of 2008. We began shipping RTMS G4 in Q2 and saw continued growing acceptance of the Autoscope Terra platform. All in all, we believe the integration of the EIS asset purchase and final Terra transition matters are progressing on schedule.”

Follow-on Offering Update
We have received a comment letter from the Securities and Exchange Commission (SEC) on our Form S-1 registration statement that was originally filed in May. We expect that upon making the changes requested by the SEC in an amendment we would be in position to have the offering declared effective. However, given our recent share price range, we believe that proceeding with an offering at this time is not in the best interests of our shareholders. Additionally, we do not view current stock market conditions as favorable nor do we foresee the need for increased working capital at present. We continue to believe there are significant benefits to a follow-on offering and contemplate pursuing an offering when market conditions change. Please see the disclaimer below.

Auction Rate Security Update
We continue to hold $5.4 million in face value of student loan backed auction rate securities (ARS), substantially all of which are Federal government backed under the Federal Family Education Loan Program. All auctions since mid-February involving our ARS have failed. We believe that the underlying credit quality of the ARS is excellent and that the main problem remains illiquidity. Our updated analysis of the ARS fair value indicates there is a temporary impairment of $318,000 ($210,000 net of tax). The ARS are classified as long-term assets at June 30, 2008. This unrealized loss does not flow through our income statement, rather it is recorded directly to shareholders’ equity as a component of accumulated other comprehensive income/loss. There is uncertainty in the ARS market and, should circumstances change, we may deem the impairment to be other than temporary or otherwise adjust our analysis.

Non-GAAP Information
We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the EIS asset purchase that occurred in December 2007. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing
Image Sensing Systems, Inc. is a technology company specializing in software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. Our industry leading computer enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS® radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 80,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007.

Disclaimer: A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share information)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue
Royalties	$3,373	$2,304	$6,265	$4,595
North American sales	1,923	—	3,548	—
International sales	1,446	736	2,801	1,089
	6,742	3,040	12,614	5,684
Cost of revenue
Cost of sales	1,406	288	2,608	415
Gross profit	5,336	2,752	10,006	5,269
Operating expenses
Selling, marketing and product support	1,660	876	2,993	1,561
General and administrative	1,015	552	1,903	1,122
Research and development	765	534	1,466	1,128
Amortization of intangible assets	192	—	384	—
	3,632	1,962	6,746	3,811
Income from operations	1,704	790	3,260	1,458
Other income, net	23	142	64	280
Income before income taxes	1,727	932	3,324	1,738
Income taxes	512	230	1,053	480
Net income	$1,215	$702	$2,271	$1,258

Net income per common share
Basic	$0.31	$0.18	$0.58	$0.33
Diluted	$0.30	$0.18	$0.57	$0.32

Weighted average shares outstanding
Basic	3,929	3,779	3,929	3,776
Diluted	3,999	3,874	4,013	3,880

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

Reconciliation of GAAP to non-GAAP basis

(in thousands, except per share information)

(unaudited)

	GAAP basis	adjustments		Non-GAAP basis
Quarter ended June 30, 2008
Revenue	$6,742	$—		$6,742
Cost of revenue	1,406	—		1,406
Gross profit	5,336	—		5,336
Operating expenses	3,632	(192	)(1)	3,440
Income from operations	1,704	192		1,896
Other income, net	23	—		23
Income before income taxes	1,727	192		1,919
Income taxes	512	65	(2)	577
Net income	$1,215	$127		$1,342

Basic net income per share	$0.31			$0.34
Diluted net income per share	$0.30			$0.33

Weighted shares – basic	3,929			3,929
Weighted shares – diluted	3,999			3,999

	GAAP basis	adjustments		Non-GAAP basis
Six months ended June 30, 2008
Revenue	$12,614	$—		$12,614
Cost of revenue	2,608	—		2,608
Gross profit	10,006	—		10,006
Operating expenses	6,746	(384	)(1)	6,362
Income from operations	3,260	384		3,644
Other income, net	64	—		64
Income before income taxes	3,324	384		3,708
Income taxes	1,053	130	(2)	1,183
Net income	$2,271	$254		$2,525

Basic net income per share	$0.58			$0.64
Diluted net income per share	$0.57			$0.63

Weighted shares – basic	3,929			3,929
Weighted shares – diluted	4,013			4,013

Notes to adjustments

(1)	Intangible asset amortization for the period
(2)	Income tax expense impact of (1) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$7,333	$10,876
Receivables, net	5,706	4,997
Inventories	2,034	1,579
Prepaid expenses and deferred taxes	672	370
	15,745	17,822
Property and equipment, net	698	700
Investments, net of valuation allowance (restricted)	5,082	—
Deferred income taxes	1,849	1,676
Goodwill and intangible assets, net	9,756	10,140
	$33,130	$30,338
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,342	$2,029
Bank debt, current	1,000	5,000
Income taxes payable	446	—
	3,788	7,029
Bank debt, long-term	3,834	—
Income taxes payable	—	84
Shareholders’ equity	25,508	23,225
	$33,130	$30,338

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2008	2007
Operating activities
Net income	$2,271	$1,258
Adjustments to reconcile net income to net cash provided by (used in) operations
Depreciation and amortization	573	123
Stock option expense	159	73
Changes in operating assets and liabilities	(798)	(2,483)
Net cash provided by (used in) operating activities	2,205	(1,029)

Investing activities
Purchase of property and equipment, net of disposals	(188)	(22)
Sale (purchase) of investments	(5,400)	1,000
Net cash provided by (used in) investing activities	(5,588)	978

Financing activities
Repayment of bank debt	(166)	—
Proceeds from exercise of stock options	6	33
Net cash provided by (used in) financing activities	(160)	33

Increase (decrease) in cash and cash equivalents	(3,543)	(18)
Cash and cash equivalents, beginning of period	10,876	11,626
Cash and cash equivalents, end of period	$7,333	$11,608

###